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                                                                     EXHIBIT 5.1

                                 April 13, 2000


Digital Impact, Inc.
177 Bovet Road, Suite 200
San Mateo, California 94402

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 13, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 9,056,538 shares of Common Stock (the "Shares") to be issued under the Company's 1998 Stock Plan, 1999 Director Option Plan, and the 1999 Employee Stock Purchase Plan (referred to collectively as the "Plans").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                       Sincerely,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation